Isle of Capri Casinos Inc. Elects Shaun R. Hayes to Board of Directors

BILOXI, Miss., Jan. 10 /PRNewswire-FirstCall/ - Isle of Capri Casinos, Inc. (NASDAQ: ISLE) announced today that Shaun R. Hayes, CEO of Missouri banking for National City Bank of the Midwest, has been elected as a member of the company’s board of directors. This position is subject to regulatory and compliance approval.

“Shaun brings experience and corporate leadership to the board of directors,” said Bernard Goldstein, chairman and chief executive officer of Isle of Capri Casinos, Inc. “Shaun’s expertise in banking and finance will complement the board and bring valuable insight from the banking industry.”

Hayes co-founded Allegiant Bancorp, headquartered in St. Louis, in 1989, and much of his 24-year banking career has been dedicated to developing and directing Allegiant and its subsidiaries. He served as president and chief executive officer from 1992 to April 2004, when Allegiant merged with National City Corporation. He now directs Missouri banking for National City.

Before founding Allegiant, Hayes spent seven years with United Missouri Bank, establishing and developing banking relationships for the Commercial Banking Division, as well as managing commercial sales and lending functions.

Hayes holds a bachelor’s degree in financing and banking from the University of Missouri-Columbia. He is a graduate of the Stonier Graduate School of Banking at the University of Delaware.

Hayes serves on the Board of Directors of the United Way of St. Louis, St. Louis Sports Commission, Churchill School, Grand Center Inc., Regional Business Council and St. Louis Regional Chamber & Growth Association. He also served as chairperson of the United Way Alexis de Tocqueville Society Campaign in 2004 and served as co-chair, “Dining Out For Life,” St. Louis Effort for AIDS. He was named Ernst & Young 2002 Entrepreneur of the Year in Financial Services.

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Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 15 casinos in 13 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (two casinos), Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahama, and a two-thirds ownership interest in casinos in Dudley, Walsall and Wolverhampton, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:
Isle of Capri Casinos, Inc.
Allan B. Solomon, Executive Vice President, 561.995.6660
Donn Mitchell, Chief Accounting Officer, 228.396.7030
Jill Haynes, Director of Corporate Communication, 228.396.7031

SOURCE Isle of Capri Casinos, Inc.